As filed with the Securities and Exchange Commission on May 27, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE HOME DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3261426
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339-4024

(Address of principal executive offices) (Zip Code)

THE HOME DEPOT, INC. 2005 OMNIBUS STOCK INCENTIVE PLAN

(Full title of the plan)

Frank L. Fernandez

Executive Vice President, Secretary and General Counsel

The Home Depot, Inc.

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339-4024

(770) 433-8211

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With a copy to:

Jonathan M. Gottsegen, Director,

Corporate and Securities Practice Group

The Home Depot, Inc.

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339-4024

(770) 433-8211

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock $.05 par value	100,000,000	$39.71	$3,971,000,000	$467,386.70

(1)	Registered hereby are 100,000,000 of shares of common stock, par value $.05 per share (“Common Stock”), that may be offered and sold pursuant to The Home Depot, Inc. 2005 Omnibus Stock Incentive Plan (the “2005 Omnibus Plan”). Also registered hereunder are such additional number of shares of Common Stock, presently indeterminable, as may be necessary to satisfy the antidilution provisions of the Plan to which this Registration Statement relates.

(2)	In accordance with Rule 457(h) and Rule 457(c), the aggregate offering price and the amount of the registration fee are computed on the basis of $39.71, the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on May 20, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Note to Part I of Form S-8, the information specified by Part I has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference the following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 30, 2005;

(b)	The Registrant’s Current Reports on Form 8-K filed on February 1, 2005; February 24, 2005; March 23, 2005; May 17, 2005; and May 27, 2005; and

(c)	The section entitled “Description of Common Stock” in Registrant’s Report on Form 8-A, filed with the Commission pursuant to the Exchange Act, including any amendment or report filed updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (prior to filing of a Post-Effective Amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold) will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of this Registration Statement except as so modified and any statement so superseded shall not be deemed to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Jonathan M. Gottsegen, who is providing the legal opinion attached as Exhibit 5 hereto, is employed by the Registrant as Director, Corporate and Securities Practice Group, and will be eligible to receive awards under the Plan.

Item 6. Indemnification of Directors and Officers.

Article NINTH of the Registrant’s Restated Certificate of Incorporation provides that to the fullest extent permitted by Delaware Law, no director of the Registrant shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article V of the Registrant’s By-Laws, as amended and restated effective August 6, 2004, provides that the Registrant shall indemnify and hold harmless to the fullest extent permitted by Delaware law, each former, present or future director, officer, employee or agent of the Registrant, and each person who may serve at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liability and loss (including attorneys’ fees) reasonably incurred by such person. The Registrant shall pay the expenses (including attorneys’ fees) incurred by an officer or director of the Registrant in defending any proceeding in advance of its final disposition, upon receipt of an undertaking by the director or officer to repay all amounts advanced if it is ultimately determined that such director or officer is not entitled to be indemnified. The Registrant may advance payment of expenses incurred by former directors and officers or other employees and agents of the Registrant on such terms and conditions, as the Registrant deems appropriate.

Section 145 of the General Corporation Law of the State of Delaware sets forth the applicable terms, conditions and limitations governing the indemnification of officers, directors and other persons.

In addition, the Registrant maintains officers’ and directors’ liability insurance for the benefit of its officers and directors.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The Exhibit Index attached to this Registration Statement is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change in the information set forth in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia on the 25th day of May, 2005.

THE HOME DEPOT, INC.

By:	/s/ Robert L. Nardelli
Robert L. Nardelli
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the each person whose signature appears below under the heading “Signature” constitutes and appoints Robert L. Nardelli and Frank L. Fernandez as his or her true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on the 25th day of May, 2005, in the capacities indicated.

Signature	Title
/s/ Robert L. Nardelli Robert L. Nardelli	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Carol B. Tomé Carol B. Tomé	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Gregory D. Brenneman Gregory D. Brenneman	Director

/s/ Richard H. Brown Richard H. Brown	Director

/s/ John L. Clendenin John L. Clendenin	Director

/s/ Berry R. Cox Berry R. Cox	Director

/s/ Claudio X. González Claudio X. González	Director

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

/s/ Milledge A. Hart, III Milledge A. Hart, III	Director

/s/ Bonnie G. Hill Bonnie G. Hill	Director

/s/ Laban P. Jackson, Jr. Laban P. Jackson, Jr.	Director

/s/ Lawrence R. Johnston Lawrence R. Johnston	Director

/s/ Kenneth G. Langone Kenneth G. Langone	Director

/s/ Thomas J. Ridge Thomas J. Ridge	Director

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Jonathan M. Gottsegen as to the legality of the securities being registered.

10	The Home Depot, Inc. 2005 Omnibus Stock Incentive Plan (incorporated by reference to Appendix B to the Registrant’s 2005 definitive proxy statement filed pursuant to Regulation 14A).

23.1	Consent of KPMG LLP.

23.2	Consent of Jonathan M. Gottsegen (included in Exhibit 5).

24	Power of Attorney (included on Signature Page).